SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2005
WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)
Federal Way, Washington 98063-9777

(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code:
(253) 924-2345
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C., 20549
ITEM 7.01. REGULATION FD DISCLOSURE
On November 29, 2005, Weyerhaeuser Company issued a press release stating the following:
Weyerhaeuser Announces Intent to Sell Composite Panels Business
FEDERAL WAY, Wash. — To strengthen shareholder returns and sharpen the focus of its business portfolio, Weyerhaeuser Company (NYSE: WY) today announced it is seeking to sell its composite panels business.
The composite panels business has been a strong performer for Weyerhaeuser, but is a small component of the company’s wood products business. The mills produce either medium density fiberboard (MDF) or particleboard and are located in Albany, Ore.; Bennettsville, S.C., Eugene, Ore.; Malvern, Ark.; Simsboro, La.; and Clonmel, Ireland.
“As part of our ongoing portfolio review, we have determined that the composite panels business is not a strategic fit for Weyerhaeuser,” said Steven R. Rogel, chairman, president and chief executive officer. “We believe that the skilled employees at these highly competitive and efficient mills will provide greater value for a new owner who is more focused on this line of business products.”
Weyerhaeuser will continue to operate the composite panels mills while it seeks new ownership. The North American mills have the capacity to produce a total of 1.1 billion square feet, while the Clonmel mill has a capacity of 230 million square feet. About 1,000 employees work in the mills.
Weyerhaeuser Company, one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2004, sales were $22.7 billion. It has offices or operations in 19 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY
By:	/s/ Steven J. Hillyard
Its:	Vice President and Chief Accounting Officer

Date: November 29, 2005